Exhibit 10.18

STATE OF SOUTH CAROLINA    )

)                COMMERCIAL LEASE

COUNTY OF RICHLAND        )

        THIS LEASE is made and entered into as of the 21st day of December 2000, by and between CHARLES H. POWERS, a individual resident of the State of South Carolina (hereinafter called "Landlord"), whose address is 2419 Sumter Street Extension, Florence, South Carolina 29502 and THE SEIBELS BRUCE GROUP, INC., a South Carolina corporation (hereinafter called "Tenant"), whose address is 1501 Lady Street, Columbia, South Carolina 29201.

ARTICLE I

CONDITION OF PREMISES

        Tenant has inspected the Premises and accepts the Premises in "AS-IS" condition.

ARTICLE II

PREMISES

        The "Premises" consists of certain office space located at 1501 Lady Street and certain parking lots in Richland County, South Carolina in or near the City of Columbia, described on Exhibit A attached hereto and incorporated herein by reference, together with all improvements thereon. The Premises is more particularly described as consisting of a building of approximately 128,783 square feet (the "Building").

ARTICLE III

TERM OF LEASE

        Section 3.1    Demise.    Landlord, for and in consideration of the rents, covenants and agreements herein contained on the part of the Tenant, has let and leased and by these presents does let and lease unto Tenant, and Tenant does hereby take and hire from Landlord, for the Term, the Premises.

        Section 3.2    Term.    The term of this Lease shall commence on December 22, 2000 (the "Commencement Date") and expire at midnight on December 21, 2003, (the "Term") unless sooner terminated.

        Section 3.3    Termination.    This Lease shall terminate at the end of the Term, without the necessity of any notice from either Landlord or Tenant to terminate same. Tenant hereby waives notice to vacate the Premises and agrees that Landlord shall be entitled to the summary recovery of possession of the Premises should Tenant hold over to the same extent as if statutory notice had been given. In the event Tenant holds over without the express written consent of Landlord, Tenant shall be deemed to hold over as a tenant at will and the amount of the Base Rent shall be twice the amount that was in effect prior to the end of the prior Term. For a period of six (6) months prior to the expiration of the Term, Landlord may show the Premises and all parts thereof to prospective tenants and purchasers during normal business hours, provided, however, that Landlord shall use reasonable efforts not to disturb Tenant's use or occupancy thereof.

ARTICLE IV

RENT

        Section 4.1    Base Rent.    The Tenant agrees to pay to the Landlord a "Base Rent" at an annual rate of Four Million Five Hundred Thousand ($4,500,000.00) Dollars multiplied by the "Prime Rate" calculate on each November 1st of the Term plus one percent in equal monthly installments. "Prime Rate" means the prime interest rate reported in the "Money Rates" column (or any successor column) in The Wall Street Journal, Southeastern Edition. Base Rent shall be due and payable on or before the first day of each month in advance during the Term (unless such rent shall be abated or diminished as in this Lease elsewhere provided).

        Section 4.2    Late Payments.    In addition to the remedies provided for Landlord after an Event of Default and in addition to interest due pursuant to Section 18.11 hereof, if Tenant fails to pay when due any installment of Base Rent or Additional Rent, including, without limitation, if Tenant's bank shall fail to honor any check given to Landlord by Tenant when presented by Landlord, Tenant shall pay Landlord a late payment fee in the amount of Three Hundred Fifty ($350.00) Dollars and reimburse Landlord for the actual amount of attorney's fees or other costs incurred by Landlord as a result of the late payment notwithstanding that an Event of Default may not have occurred.

ARTICLE V

ALTERATION

        Section 5.1    Alterations by Tenant.    Tenant shall make no alterations, additions or improvements to the Premises, including, without limitation, addition or alteration of any signage, without the prior written consent of the Landlord, which consent shall not be withheld unreasonably. Any alteration, addition or improvements shall be made in a good, workmanlike manner, in accordance with applicable laws and building codes, and in compliance with any conditions established by Landlord.

        Section 5.2    Liens.    Upon completion of any permitted alteration, Tenant shall deliver to Landlord waivers and affidavits confirming that all contractors, subcontractors, laborers and materialmen who have performed work on the Premises have been paid in full. Such waivers and affidavits shall be in a form acceptable to Landlord and in accordance with applicable South Carolina statutes.

        Should mechanics', materialmens or other liens or claims thereof be filed against the Premises or Building by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall cause the lien to be cancelled and discharged of record by bond or otherwise within thirty (30) days after receipt of notice from Landlord. Should Tenant fail to cause such lien to be so discharged or bonded, Tenant shall be in default hereunder, and Landlord may exercise any or all remedies available to Landlord. Landlord may also at its option discharge the same by paying the amount claimed to be due, and Tenant shall pay as additional rent on demand the amount so paid and all costs and expenses incurred by Landlord including reasonable attorney's fees in processing such discharge.

ARTICLE VI

USE

        Section 6.1    Prohibited Uses.    The Premises may not be used for any purposes (i) except as office space or for such other uses as may be approved in writing by Landlord, (ii) which are in violation of any requirements of any insurer of the Premises or in violation of any valid law, statute, ordinance, rule or regulation of any governmental authority having jurisdiction, including, without limitation, all laws and regulations related to disposal of sewage or waste and/or intended to protect the environment and/or regulate the possession, use or disposal of hazardous materials ("Environmental Laws") or (iii) which are so offensive or obnoxious as to constitute a nuisance.

        Section 6.2    Conduct of Business.    Except as approved by the Landlord, Tenant will occupy and continuously conduct business during normal business hours in the Premises for the uses permitted above throughout the Term.

        Section 6.3     Rubbish and Trash.    Tenant shall not permit the accumulation of any rubbish, trash, garbage or other refuse in or around the Premises, shall keep all refuse awaiting disposal in proper containers within the Premises and shall dispose of all refuse properly and at its own expense.

ARTICLE VII

ENTRY BY LANDLORD

        Section 7.1    Inspection.    Landlord, and its agents and employees, shall have the right, but shall not be required, to enter the Premises at all reasonable hours for the purpose of making inspections of the Premises at any time after twenty-four (24) hours written notice to Tenant.

        Section 7.2    Showing the Premises.    The landlord shall have the right to enter the premises at reasonable times during business hours to show the Premises to prospective tenants or purchasers.

ARTICLE VIII

DEFAULT AND REMEDIES

        Section 8.1    Events of Default.    If (i) Tenant fails to pay when due any installment of Base Rent or Additional Rent, (ii) Tenant fails to keep, perform and observe any other covenant hereunder, (iii) any order for relief from creditors is entered on behalf of Tenant, Tenant is adjudged insolvent according to law, any assignment of Tenant's property is made for the benefit of its creditors, or Tenant files a petition or a petition is filed against Tenant under any federal or state bankruptcy or insolvency law (any of such events being herein called an "Event of Default"), Landlord shall, with respect to an Event of Default other than nonpayment of Base Rent or Additional Rent, give Tenant notice thereof and Tenant shall have thirty (30) days after the date of such notice in which to cure such Event of Default. In the event Tenant fails to pay any installment of Base Rent or Additional Rent when due, Tenant shall have ten (10) days from the due date of such rent in which to cure such default by paying all late rent due, late payment fees and costs pursuant to Section 4.3 hereof, and any interest due pursuant to Section 18.11 hereof.

        Section 8.2    Landlord's Remedies.    If an Event of Default occurs and is not cured within the time allowed hereby for the cure thereof, then Landlord may exercise any one or more of the following remedies in addition to any other remedies provided by law or in equity:

          (a) Without terminating this Lease, seek specific performance of Tenant's obligations hereunder and in that connection, Tenant hereby agrees that Landlord's remedies at law are and will be insufficient to preserve for Landlord the benefit of this Lease and that monetary damages would not be a sufficient remedy;

          (b) Without terminating this Lease, re-enter the Premises (by legal action, if necessary), and proceed to relet as Tenant's agent all or any part of the Premises as Landlord in its sole discretion may deem necessary or appropriate, and on such terms, rentals and conditions as may, in the reasonable opinion of Landlord, be commercially reasonable; all rentals received by Landlord from such reletting shall be applied first, to Landlord's expenses incurred in connection with any such reentering and reletting, including without limitation, any and all costs and expenses incurred in renovating or altering space in the Premises to make it suitable for reletting, brokerage commissions and attorneys fees and other fees incurred in connection therewith, and advertising costs and expenses; second, to all other damages and expenses suffered or incurred by Landlord as a result of Tenant's breach hereof; and third, to all rent not paid by Tenant; any surplus of such rentals shall be held by Landlord without interest and free from the claims of creditors of Tenant, as security for the continued payment and performance of Tenant's obligations hereunder until Landlord terminates this Lease or the Term expires, at which time, any amount remaining after full payment to Landlord will be paid over to Tenant. Unless Landlord has expressly notified Tenant that it is exercising the right of termination contained in clause (c) of this Section 8.2, the actions described in this clause (b) shall not be deemed to terminate this Lease or constitute an acceptance of any attempted or purported surrender by Tenant of the Premises or any part thereof; or

          (c) By written notice to Tenant, terminate this Lease, which termination shall be effective upon the date of such notice, and upon receipt of such notice, Tenant shall immediately vacate the Premises; if Tenant thereafter remains in possession of the Premises, Landlord may institute dispossessory proceedings. In addition to the foregoing, Landlord may initiate an action against Tenant for the recovery of all rent due hereunder through the date of the notice of termination, or the date Tenant vacates the Premises, whichever later occurs, with interest thereon from the date when due at the rate provided in Section 18.11, together with all other damages, including consequential and incidental damages, attorney's fees and litigation costs suffered by Landlord as a result of Tenant's breach hereof.

        No termination of this Lease nor taking or recovering possession of the Premises, shall deprive Landlord of any remedies or actions against Tenant for rents or for damages for the breach of any covenant herein contained, nor shall the bringing of any such action for rents or breach of covenant, nor the resort to any other remedy herein provided for the recovery of rents or damages for such breach be construed as a waiver of the right to insist upon obtaining possession of the Premises in the manner herein provided. Landlord shall also be entitled to recover from Tenant all expenses including reasonable attorney's fees incurred in connection with enforcement of Landlord's rights and remedies under this Lease. In any action against Tenant for rents or damages, Landlord, in determining the amount of rent that would be payable by Tenant, may estimate the amount of future Additional Rent based on the actual amount of Additional Rent that was payable by or would have been most recently payable by Tenant. Any suit to recover rents or damages by Landlord shall not bar any later suit to recover additional rents or damages hereunder.

        Section 8.3    Default by Landlord.    In the event of any default by Landlord, hereunder, Tenant shall provide the Landlord with written notice thereof. Landlord shall have thirty (30) days after such notice to cure such default or, if such default cannot reasonably be cured within thirty (30) days, to commence cure of such default and diligently pursue cure thereafter until the default is cured.

ARTICLE IX

MAINTENANCE AND SERVICES

        Section 9.1    Tenant's Repairs and Maintenance.    Tenant shall at its sole cost and expense, maintain in good and tenantable condition the Premises and every part thereof, including without limitation the roof, structural portions of the exterior walls, structural foundations, partition walls, flooring and floor covering, plumbing, electrical and sewer systems, all fixtures, air conditioning, ventilating and heating equipment serving the Premises and other equipment therein, the store front and plate glass, all Tenant's signs, locks and closing devices, all window sashes, casements or frames, and all doors and door frames, fire protection system, and pest control. Tenant shall also perform such items of repair and maintenance to the Premises as may at any time or from time to time be required by any governmental agency having jurisdiction thereof.

        If Tenant refuses or neglects to make repairs and/or maintain the Premises, or any part thereof, in the manner prescribed by this Lease, Landlord shall have the right, but not the obligation, upon giving Tenant thirty (30) days prior written notice of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant if Tenant has not made such repairs or performed such maintenance within such notice period. In such event such work shall be paid for by Tenant as Additional Rent promptly upon receipt of a bill therefor.

        Section 9.2    No Landlord Repair or Maintenance.    Landlord shall have no duty or obligation to repair or maintain any part of the Premises.

        Section 9.3    Utilities.    Tenant shall be responsible for and shall bear the expense of all utilities for the Premises, including without limitation, water, sewer, electricity, gas and telephone.

ARTICLE X

DESTRUCTION OF PREMISES

        Section 10.1    Total Destruction.    If the Building is totally destroyed, or so substantially damaged by storm, fire, earthquake, or any other casualty that rebuilding or repair cannot reasonably be completed within one hundred eighty (180) days after the date of such damage, this Lease shall, at the option of either Landlord or Tenant, terminate as of the date of such destruction or damage.

        Section 10.2    Partial Destruction.    If the building is damaged, but not to the extent described in Section 10.1, by any such casualty, Landlord may at its sole option, cost and expense, restore, replace or rebuild the same as nearly as possible to the condition existing immediately prior to such damage or terminate this Lease as it determines.

        Section 10.3    Rent Abatement During Restoration.    If this Lease is not terminated pursuant to Section 10.1 or 10.2 after a casualty, Base Rent and Additional Rent shall be abated proportionately with the degree in which Tenant's use of the Premises is impaired commencing from the date of damage or destruction and continuing during the period of Landlord's work. Tenant shall continue the operation of its business in the Premises during any such period to the extent reasonably practicable and the obligation of Tenant hereunder to pay rent shall remain in full force and effect. Tenant shall not be entitled to any compensation or damages from Landlord for the impairment of use of the whole or any part of the Premises or the Building, or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration other than the aforesaid abatement of rent.

ARTICLE XI

INSURANCE AND INDEMNITY

        Section 11.1    Liability Insurance.    Tenant shall maintain at its expense, and separate from the Landlord's liability insurance, liability insurance on the Premises with limits of not less than One Million ($1,000,000.00) Dollars per occurrence and Three Million ($3,000,000.00) Dollars in the aggregate. Said liability policy shall name Landlord as an additional insured, provide for thirty (30) days written notice to Landlord of cancellation, provide for deductibles not in excess of $50,000.00, and include coverage acceptable to the Landlord for liabilities inherent in the type usage of the Premises by Tenant. Tenant shall provide Landlord with a duplicate original of the liability insurance policy and satisfactory evidence of such insurance at all times. If Tenant fails to provide satisfactory evidence of such coverage, Landlord shall have the right, but not the obligation, to obtain and maintain such coverage and Tenant shall reimburse Landlord for the costs thereof promptly upon receipt of a bill therefor.

        Section 11.2    Property Insurance.    Tenant shall maintain at its expense, and separate from the Landlord's property insurance, property insurance on the Premises in amount sufficient to cover the replacement cost of the Premises but in no event less than $4,500,000.00. Said property policy shall name Landlord as an additional insured, provide for thirty (30) days written notice to Landlord of cancellation. Tenant shall provide Landlord with a duplicate original of the property insurance policy and satisfactory evidence of such insurance at all times. If Tenant fails to provide satisfactory evidence of such coverage, Landlord shall have the right, but not the obligation, to obtain and maintain such coverage and Tenant shall reimburse Landlord for the costs thereof promptly upon receipt of a bill therefor.

        Section 11.3    Indemnity.    The Tenant during the term hereof shall indemnify, defend and save harmless the Landlord from and against any and all claims, demands, liabilities and expenses (including attorney's fees) ("Liabilities") whether for injuries to persons or loss of life, or damage to property (including economic loss), occurring within the Premises or arising out of the use and occupancy of said Premises by the Tenant or its licensees, including Liabilities arising from a violation by Tenant of any Environmental Laws.

        Section 11.3    Tenant's Covenants Not to Violate Insurance Company Requirements.    Tenant agrees not to do or permit to be done to the Premises or the Building anything which causes any policy of insurance on the Building or required to be maintained by Tenant to be cancelled or become void.

ARTICLE XII

PROPERTY TAXES

        Section 12.1    Property Taxes.    Tenant shall be responsible for any property taxes related to the Premises as they come due.

ARTICLE XIII

ATTORNMENT AND SUBORDINATION

        Section 13.1    Attornment.    Should Landlord assign this Lease, or should Landlord grant a mortgage on the Building and should the holder of such mortgage succeed to the interest of Landlord, Tenant shall be bound to said assignee or any such mortgagee under all the terms, covenants and conditions of this Lease for the balance of the Term remaining after such succession, and Tenant shall attorn to such succeeding party as its Landlord under this Lease promptly upon any such succession. Tenant agrees that should any party so succeeding to the interest of Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall enter into any such attornment agreement, provided the same does not modify any of the provisions of this Lease and has no material adverse effect upon Tenant's continued occupancy of the Premises.

        Section 13.2    Subordination.    This Lease is subject and subordinate at all times to the lien of existing and future mortgages on the Premises provided the mortgagee agrees that if, by foreclosure or otherwise, the mortgagee shall become the owner of the Premises or take over the rights of the Landlord therein, the mortgagee will not disturb the possession, use or enjoyment of the Premises by Tenant or disaffirm this Lease or Tenant's rights or estate hereunder, so long as all of Tenant's obligations are fully performed in accordance with the terms of this Lease. Although no instrument or act by Tenant shall be necessary to effectuate such subordination, Tenant shall, nevertheless, execute and deliver such further instruments subordinating this Lease in accordance with this Section 13.2 to the lien of all such mortgages desired by the mortgagee.

ARTICLE XIV

SURRENDER

        Section 14.1    Surrender of Premises.    At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in good and tenantable condition. Tenant shall have no right to remove any leasehold improvements, whether made by Tenant or Landlord, including but not limited to floor and wall coverings, lighting, heating, air conditioning, ventilating, plumbing, signage, and other such fixtures, partitions, alterations, improvements, systems and all such similar apparatus, but shall remove any or all such items or improvements upon the request of Landlord and repair any damages caused by such removal.

ARTICLE XV

CONDEMNATION

        Section 15.1    Total Taking.    In the event that the whole of the Premises shall be condemned or taken in any manner for any public or quasi-public use this Lease shall forthwith cease and terminate as of the date of vesting of title in the condemnor.

        Section 15.2    Substantial Taking.    If a substantial part of the Premises shall be so condemned or taken and the taking makes the Tenant not be able to continue to use the Premises for the purpose for which the Premises was used immediately prior to the taking, then either Landlord or Tenant, by giving thirty (30) days notice to the other, may terminate this Lease effective thirty (30) days after the date of vesting of title in the condemnor.

        Section 15.3    No Share in Award.    In the event of any condemnation or governmental taking, Tenant shall have no right to share in Landlord's award, but this provision shall not affect Tenant's right, if any, to pursue its own claim against the condemning authority. Tenant's right to assert such a claim shall survive the termination of this Lease.

        Section 15.4    Partial Taking.    If only a part of the Premises shall be so condemned or taken and this Lease is not terminated pursuant to Section 15.2, Landlord will, with reasonable diligence and at its expense, restore the remaining portion of the Premises as nearly as practicable to the same condition as existed prior to such condemnation or taking, the Base Rent and Additional Rent shall be abated in proportion to the area of the Premises so condemned or taken. In the event of such partial taking, Tenant shall have no right to share in any award to Landlord by the condemning authority, but this provision shall not affect Tenant's rights, if any, to pursue its own claim against the condemning authority.

ARTICLE XVI

QUIET ENJOYMENT

        Section 16.1    Quiet Enjoyment.    Tenant, upon observing, performing and keeping all the covenants and agreements herein contained, shall and may lawfully, peaceably and quietly have, hold, use, occupy, possess, and enjoy the Premises for and during all of the Term without disturbance by Landlord, or by any person claiming by, through or under Landlord. Landlord shall not be responsible or liable for any injury or damage resulting from acts of omissions of other tenants of the Building or any other person.

ARTICLE XVII

ASSIGNMENT, SUBLETTING AND CHANGE OF OWNERSHIP

        Section 17.1    Assignment and Subletting.    Tenant shall have no right to assign this Lease or sublet any portion of the Premises without the prior written consent of Landlord which consent shall not be withheld unreasonably. No assignment or subletting shall release or discharge Tenant of or from any liability whether, past, present or future, under this Lease, and Tenant shall continue fully liable hereunder. Any attempt by Tenant to transfer, assign, sublet or change ownership without first obtaining Landlord's express written consent shall be void, shall confer no rights upon any third person and shall operate to prevent any such transfer, assignment, subletting, or change of ownership from becoming effective with respect to this Lease and the Premises. Tenant agrees to reimburse Landlord for Landlord's reasonable attorney fees and other expenses incurred in conjunction with the processing and documentation of any approved ownership change, transfer, assignment or subletting. For the purposes of this Lease, any transfer by shareholders or partners of Tenant holding in the aggregate a majority interest in Tenant to a third party or parties not related to any current shareholder or partner by blood or marriage shall be deemed an assignment of this Lease.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

        Section 18.1    Entire Agreement.    This Lease is intended to be the final and complete expression of the agreement between the parties. All negotiations and oral agreements of the parties hereto with respect to the subject matter hereof are merged into this Lease. No amendment of this Lease shall be binding unless evidenced in writing and signed by Landlord and Tenant. All parties hereto have participated in the negotiations for and preparation of this Lease. In no event, therefore, shall this Lease be construed more or less stringently against any party.

        Section 18.2    Captions.    The captions of the Articles and Sections of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of such Articles and Sections.

        Section 18.3    Successors and Assigns.    Subject to the provisions of Article XVII hereof governing assignment and subletting, the covenants and agreements herein contained shall bind and inure to the benefit of the Landlord, its heirs and assigns, and Tenant, its successors and assigns. Nothing contained in this Lease shall in any manner restrict Landlord's right to assign or encumber this Lease or the Premises in its sole discretion.

        Section 18.4    Partial Invalidity.    If any clause or provision of this Lease is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, the intention of the parties hereto is that the remainder of this Lease shall not be affected thereby.

        Section 18.5    Notices.    Whenever by the terms of this Lease, notice shall be required, necessary or desired to be given, such notice shall be in writing and shall be deemed effective when delivered by hand against receipt or on the third (3rd) consecutive calendar day from and after the date upon which it shall have been deposited, postage prepaid, to the United States mail, certified, return receipt requested, to a party at its respective address as set forth on page 1 of this Lease.

        Section 18.6    Time of Essence.    Time shall be of the essence to the parties with respect to all provisions of this Lease.

        Section 18.7    Estoppel Certificate.    From time to time and at any time during the Term, Landlord or Tenant shall, within twenty (20) days following written request from the other, execute, acknowledge and deliver to the other a statement in writing certifying: (1) whether this Lease is in full force and effect and whether there shall have been modifications to this Lease; (2) the dates to which all rental and other charges have been paid and whether any such payment represents payment in advance; and (3) to the best knowledge of the individual executing the statement whether any default of the other party in the performance of any covenant, agreement, or condition has occurred and remains uncured and if such default has occurred, the nature, thereof; it being the intention of Landlord and Tenant that the statement to be delivered in accordance herewith may be relied upon by any person to whom it shall be delivered by the party (Landlord or Tenant, as the case may be) who initiated the request for said statement, but not to the extent of any default under this Lease of which the individual executing the statement shall have no actual knowledge.

        Section 18.8    Governing Law.    This Lease and the rights and obligations of Landlord and Tenant hereunder shall be governed and enforced under the laws of South Carolina.

        Section 18.9    Limitation of Liability.    Landlord's liability to Tenant under this Lease shall be limited to Landlord's interest in the Premises.

        Section 18.10    Multiple Counterparts.    This Lease shall be executed in multiple counterparts, each of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other copy.

        Section 18.11    Interest Rate.    Any amounts payable by Tenant to Landlord or by Landlord to Tenant pursuant to the provisions of this Lease and not paid when due shall bear interest at the rate of fifteen (15%) percent per annum, provided that no such interest shall be charged on rent paid within five (5) days of the date first due.

        Section 18.12    Payments by Landlord.    In the event Tenant fails to pay when due taxes, insurance, costs of repairs, unpaid mechanics or materialmen, or any other expenses required to be paid by Tenant under this Lease, Landlord may at its option, and without waiving any other rights and remedies hereunder, pay any of such amounts due on behalf of Tenant, and Tenant shall immediately reimburse Landlord for such expenses, together with interest at the rate provided in Section 18.11 hereof from the date notice is given by Landlord to Tenant.

        Section 18.13    Remedies Cumulative.    The remedies herein provided to Landlord are intended to be cumulative to any other remedies provided by law or equity.

        Section 18.14    Waiver.    The failure of Landlord to insist in any one or more instances upon the strict performance of any covenant of this Lease, or to exercise any option or right herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant, right or option, but the same shall remain in full force and effect unless the contrary is expressed in writing by Landlord. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord hereunder shall be deemed to be anything but payment on account, and the acceptance by Landlord of such a lesser amount whether made by check with an endorsement or statement thereon, or by an accompanying letter or otherwise that said lesser amount is payment in full, shall not be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's rights to recover the balance due or pursue any of Landlord's other remedies hereunder. For the purposes of any suit by Landlord brought or based on this Lease, the failure to include any sum or sums then matured shall not be a bar to the maintenance of any suit or action for the recovery of said sum or sums so omitted.

        Section 18.15    Memorandum of Lease.    Landlord and Tenant hereby agree not to record this Lease but rather to execute, on request of either of them, a memorandum of this Lease summarizing the provisions of this Lease. Such memorandum shall be promptly recorded in the real property records of the county in which the Premises are located.

        IN WITNESS WHEREOF, Landlord and Tenant, by and through their duly authorized and elected officer, have caused this Lease to be executed, sealed and delivered, each one to the other.

WITNESSES:	LANDLORD
CHARLES H. POWERS
/s/ BERNARD BLACKMON
/s/ CHARLES H. POWERS
/s/ GLENDA E. BESCHER
TENANT
THE SEIBELS BRUCE GROUP, INC.
/s/ MATTHEW P. MCCLURE
	By:	/s/ JOHN E. NATILI (SEAL)
	Name:	/s/ JOHN E. NATILI
/s/ LISA C. PFEIFER	Title:	Executive Vice President and COO

EXHIBIT A

LEGAL DESCRIPTION

PARCEL A

All that piece, parcel and lot of land, together with any improvements thereon, lying, being and situate in the City of Columbia, County of Richland, South Carolina, shown on a plat dated October 13, 2000, prepared by Steadman Associates, Inc. entitled "Property surveyed for South Carolina Insurance Company in Columbia, Richland County, SC" and recorded in Record Book 462 at Page 2858. Said property being more particularly described as follows:

          Commencing at the intersection of the northern boundary of the right-of- way of Lady Street and the eastern boundary of the right-of-way of Bull Street, THE POINT OF BEGINNING, thence continuing along the eastern boundary of Bull Street N00°19'35"W for 278.55 feet to a 3/4" pinch top, thence along property N/F of South Carolina Textile Manufacturers Association N89°46'45"E for 81.19 feet to an "X" in the concrete wall, thence along property N/F of Match Point, LLC N83°19'50"E for 68.74 feet to a nail and cap, thence continuing along property N/F of Match Point, LLC N00°25'00"W for 132.22 feet to a 1/2" rebar, thence along the southern boundary right of way of Washington Street N89°54'35"E for 117.83 feet to a 3/4" pinch top, thence along property N/F of Louie L. Cason, Jr. the following metes and bounds S00°09'50"W for 118.67 feet to a point, thence N89°39'05"E for 4.0 feet to a 1/2" rebar, thence S00°09'30"W for 90.46 feet to a 1/2" rebar, thence N89°55'00"E for 44.07 feet to an "X" in the concrete wall, thence along property N/F of BJB Co. S00°33'15"W for 30.88 feet to a 3/4" pinch top, thence along property N/F of OBS, LLC S89°41'10"W for 74.28 feet to a nail & cap, thence continuing along property N/F of OBS, LLC S00°19'00"E for 14.38 feet to a nail & cap, thence along property N/F of Lady Street Five, LLC following metes and bounds S89°37'25"W for 95.32 feet to a nail & cap, thence S00°19'55"E for 38.86 feet to a nail & cap, thence N89°25'40"E for 9.84 feet to a nail & cap, thence S00°53'45"E for 24.45 feet to a nail & cap, thence18°35'15"W for 12.67 feet to a nail & cap, thence S53°27'05"E for 9.00 feet to a nail & cap, thence S00°25'10"E for 4.12 feet to a nail & cap, thence S00°57'30"E for 78.31 feet to a nail & cap, thence along the boundary of the Lady Street right of way S89°40'05"W for 157.39 feet to a 2" open top, THE POINT OF BEGINNING. All measurements a little more or less.

Parcel A being a portion of the property conveyed to South Carolina Insurance Company by deed of Argus Life Insurance Company, dated April 30, 1977 and recorded in the Office of the Register of Deeds for Richland County in Deed Book D429, page 302.

TMS# 11402-12-14

PARCEL B:

All that piece, parcel and lot of land, together with any improvements thereon, lying, being and situate in the City of Columbia, County of Richland, South Carolina as shown on a plat dated October 13, 2000, prepared by Steadman Associates, Inc. entitled "Property surveyed for South Carolina Insurance Company in Columbia, Richland County, SC" and recorded in Record Book 462 at page 2861; said property being more particularly described as follows:

Commencing at 3/4" pinch top located on the western bound of the right-of-way of Pickens Street approximately 93 feet north of Lady Street (Muller Alley), the POINT OF BEGINNING, thence continuing along the right-of-way boundary of Pickens Street N17°08'00"W for 149.21 feet to a 1/2" rebar, thence along property now or formerly of Richard G. Horton and Harriet M. Horton N72°54'50"E for 209.96 feet to a 5/8" rebar (replaced), thence along property now or formerly of Sisson & Dial A Partnership S16°22'15"E for 148.99 feet to a "X" in concrete, thence continuing along property now or formerly of Sisson & Dial S72°50'55"W for 207.98 feet to the POINT OF BEGINNING. All measurements a little more or less.

Parcel B being the same property conveyed to South Carolina Insurance Company by deed of Seibels, Bruce and Company dated May 18, 1999 and recorded in the Office of the Register of Deeds for Richland County in Record Book 308, page 461.

TMS# 11402-11-11

PARCEL C:

All that piece, parcel and lot of land, together with any improvements thereon, lying, being and situate in the City of Columbia, County of Richland, South Carolina as shown on a plat dated October 13, 2000, prepared by Steadman Associates, Inc. entitled "Property surveyed for South Carolina Insurance Company in Columbia, Richland County, SC" and recorded in Record Book 462 at page 2860; said property being more particularly described as follows:

Commencing at P/K Nail along with western boundary of the right-of-way of Bull Street approximately 137 feet south of Lady Street, the POINT OF BEGINNING, thence along property now or formerly of C.W. Haynes & Co., Inc. and OBS, LLC N85°44'45"E for 187.57 feet to a 1/2" rebar, thence continuing along property now or formerly of OBS, LLC S04°25'20"E for 59.87 feet to a 1/2" rebar, thence along property now or formerly of Dunbar Funeral Home and Alston Wilkes Associates, Inc. S85°06'55"W for 187.32 feet to a 1/2" open top located on the western boundary of the right-of-way of Bull Street, thence continuing along Bull Street N04°39'05"W for 61.93 feet to the POINT OF BEGINNING. All measurements a little more or less.

Parcel C being a portion of the property conveyed to South Carolina Insurance Company by deed of C. W. Haynes and Company, Incorporated dated December 29, 1976 and recorded in the Office of the Register of Deeds for Richland County in Deed Book D408, page 833.

TMS# 11401-05-19

PARCEL D:

All that piece, parcel and lot of land, together with any improvements thereon, lying, being and situate in the City of Columbia, County of Richland, South Carolina, shown on a plat dated October 13, 2000, prepared by Steadman Associates, Inc. entitled "Property surveyed for South Carolina Insurance Company in Columbia, Richland County, SC" and recorded in Record Book 462 at Page 2859. Said property being more particularly described as follows:

Commencing at a 3/4" pinch top along the northern right-of-way of Washington Street approximately 120 feet west of Pickens Street, THE POINT OF BEGINNING, thence along the boundary of the Washington Street right-of-way S75°06'25"W for 74.61 feet to a nail & cap, thence along property N/F of Match Point, LLC N14°28'40"W for 153.81 feet to an "X" in concrete, thence along property N/F of South Carolina Federal Savings & Loan Association N75°23'55"E for 73.68 feet, thence along property N/F of 1529 Washington Street Associates S14°49'25"E for 153.43 feet to the POINT OF BEGINNING, all measurements a little more or less.

Parcel D being a portion of the same property conveyed to South Carolina Insurance Company by deed of Seibels, Bruce and Company dated December 30, 1976, and recorded in the Office of the Register of Deeds for Richland County in Deed Book D408, page 647.

TMS#11402-13-11

EASEMENTS:

TOGETHER WITH, the following easements, in addition to all other easements for the benefit of South Carolina Insurance Company shown of record but not referenced herein specifically:

Easement # 1

That certain perpetual easement for ingress, egress, maneuvering, and utilities across a portion of that certain parcel of property located at 1515 Lady Street, such parcel situate, lying and being on the North side of Lady Street, between Pickens and Bull Streets, in the City of Columbia, County of Richland, State of South Carolina, such easement being reserved by South Carolina Insurance Company in that certain Deed to National Cosmetology Association of South Carolina dated September 16, 1997 and recorded in the Office of the Register of Deeds for Richland County, South Carolina in Book D1408 at page 657, the same being shown on a Plat prepared for National Cosmetology Association of South Carolina by Cox and Dinkins, Inc. dated September 3, 1997, last revised September 12, 1997.

Easement # 2

That certain perpetual easement for ingress, egress, and maneuvering of a commercial nature across a portion of that certain parcel of property located at 1510 Lady Street, such parcel situate, lying and being on the South side of Lady Street, between Pickens and Bull Streets, in the City of Columbia, County of Richland, State of South Carolina, such easement being reserved by South Carolina Insurance Company in that certain Deed to National Cosmetology Association of South Carolina dated September 16, 1997 and recorded in the Office of the Register of Deeds for Richland County, South Carolina in Book D1408 at page 657, the same being shown on a Plat prepared for National Cosmetology Association of South Carolina by Cox and Dinkins, Inc. dated September 3, 1997.

Easement # 3

That certain non-exclusive, perpetual easement for ingress, egress, maneuvering, and utilities across a portion of that certain parcel of property located at 1509 Lady Street, such parcel situate, lying and being on the North side of Lady Street, in the City of Columbia, County of Richland, State of South Carolina, such easement being reserved by South Carolina Insurance Company in that certain Special Warranty Deed to Lady Street Five, LLC dated July 8, 1999 and recorded in the Office of the Register of Deeds for Richland County, South Carolina in Book 326 at page 216, the same being shown on a Plat prepared for Lady Street Five, LLC by Cox and Dinkins, Inc. dated May 25, 1999, revised July 6, 1999.

Easement # 4

That certain portion of an existing storm drainage easement located on that certain parcel located at 1508 Washington Street, such parcel situate, lying and being on the South side of Washington Street, between Pickens and Bull Streets, in the City of Columbia, County of Richland, State of South Carolina, such easement being reserved by South Carolina Insurance Company in that certain Deed to HLS Properties dated June 1, 1994 and recorded in the Office of the Register of Deeds for Richland County, South Carolina in Book 1200 at page 662, the same being shown and delineated as "Storm Drain Easement" on a Plat prepared for HLS Properties, a South Carolina General Partnership by Cox and Dinkins, Inc., dated April 20, 1994, last revised May 30, 1994, and recorded in the Office of the Register of Deeds for Richland County, South Carolina in Book 1200 at page 666.